Exhibit 99.1

John W. Sweet, Jr. | Mequon, Wisconsin

May 20, 2019

The Board of Directors
Wheeler Real Estate Investment Trust
Virginia Beach, Virginia

Dear Wheeler Board Members,

I hereby tender my resignation as Chairman of the Board and as a Board member of Wheeler REIT, effective immediately. I want to thank all of you for hard work, support, and friendship over the past three years.

I have an opportunity that will require my full attention going forward. With the current Board membership in place, I am confident that our current and long-term plans for Wheeler can be realized without any interruptions due to my departure.

I extend to the management, employees, and Board members of Wheeler REIT my very best wishes.

Sincerely,